EXHIBIT 9.(i)


VOTING TRUST AGREEMENT

  This VOTING TRUST AGREEMENT ("Agreement") is entered into as of October 21, 1994, by and among MONTGOMERY WARD HOLDING CORP., a Delaware corporation (the "Company"); BERNARD F. BRENNAN, as the voting trustee (in such capacity and with his successor(s) being hereinafter referred to as the "Voting Trustee"); ELAINE REYNOLDS, as the initial stockholder hereunder (the "Initial Stockholder") and such other persons or entities who become parties hereto upon their acquisition of shares of Common Stock of the Company (hereinafter, collectively with the Initial Stockholder, referred to individually as a "Stockholder" and collectively as the "Stockholders").


Recitals

  A. The Company has issued to the Initial Stockholder one (1) share of Class A Common Stock, Series 1, and the Company presently contemplates hereafter issuing shares of Common Stock ("Common Stock") of the Company to persons or entities who will hereafter become parties to this Agreement. The shares of Common Stock issued to Stockholders, including the Share issued to the Initial Stockholder, will herein sometimes be referred to as the "Shares";

  B. The Voting Trustee and the Stockholders deem it necessary and advisable to deposit the Shares with the Voting Trustee on the terms and conditions hereinafter set forth in order to assure that the holders of the Shares vote with a single voice with respect to all matters submitted to the vote of stockholders of the Company.


Agreements

  NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

  1. Filing of Agreement with the Company; Availability for Inspection by Stockholders. Copies of counterparts of this Agreement, signed by all the Stockholders and of every agreement supplemental to this Agreement or amending this Agreement, shall be filed in the principal office of the Company, which currently is located at Montgomery Ward Plaza, Chicago, Illinois 60671-0042 and in the registered office of the Company in the State of Delaware, and shall be open to the reasonable inspection of any Stockholder of the Company or beneficiary of the trust under this Agreement. The "Voting Trust Certificates" (as defined in Section 3) issued as provided in this Agreement shall be issued, received and held subject to all of the terms of this Agreement and the respective agreements or Notices of Exercise executed by the Stockholders pursuant to which such Stockholders acquired their Shares and, as applicable, a certain Stockholders' Agreement dated as of June 17, 1988, as amended from time to time (the "Stockholders' Agreement) and/or the Montgomery Ward & Co., Incorporated Stock Ownership Plan Terms and Conditions, as amended from time to time (the "Terms and Conditions").

  2. Transfer of Shares.

  (a) Each of the Stockholders is depositing or causing to be deposited with the Voting Trustee (or with a national bank or other bank with capital of at least $100,000,000 designated by the Voting Trustee, from time to time (the "Custodian")) such Stockholder's Shares by delivery to the Voting Trustee (or Custodian, if any) of a certificate (or certificates) representing the Shares owned by such Stockholder, together with appropriate stock powers transferring such certificate(s) to the Voting Trustee, with any requisite stock transfer stamps annexed thereto. The Stockholders and the Voting Trustee (or Custodian, if any) shall take such action as is necessary to effect the transfer of the Shares to, and in the name of, the Voting Trustee on the books of the Company, including the immediate filing of this Agreement with the Secretary of the Company. The certificate(s) for Shares so transferred and delivered to the Voting Trustee pursuant to this Agreement shall be surrendered by the Voting Trustee to the Company or transfer agent, if any, and cancelled, and a new certificate (or certificates) therefor shall be issued to and held by the Voting Trustee in the name of "Bernard F. Brennan, as Voting Trustee". Upon receipt by the Voting Trustee of the certificate(s) for Shares and upon the transfer of the Shares into the name of the Voting Trustee, the Voting Trustee shall hold the Shares, as stockholder of record, subject to the terms and conditions of this Agreement.

  (b) The Voting Trustee may designate a Custodian to act for and on behalf of the Voting Trustee under this Agreement. If a Custodian is designated by the Voting Trustee, such person shall be empowered, at the direction of the Voting Trustee acting in any manner consistent with this Agreement, to deal with Shares and Voting Trust Certificates on the Voting Trustee's behalf as if the Custodian were the Voting Trustee. The Custodian's actions taken pursuant to this Agreement, in accordance with the Voting Trustee's instructions consistent with this Agreement, shall be deemed to be those of the Voting Trustee.

  3. Issuance of Voting Trust Certificates. Promptly after the delivery of Shares by each Stockholder, the Voting Trustee shall issue or cause to be issued by the Custodian, if any, to each Stockholder, in exchange for the Shares delivered by him or her pursuant to this Agreement, a Voting Trust Certificate(s) substantially in the form annexed as Exhibit A hereto (the "Voting Trust Certificate(s)"), representing in the aggregate the number of Shares delivered by the respective Stockholder. Except as otherwise provided in this Agreement (including, without limitation, Section 5), all options, rights of purchase, and other powers and privileges affecting the Shares represented by the Voting Trust Certificates (including, without limitation, those provided for in the Stockholders' Agreement and the Terms and Conditions) shall attach to the Voting Trust Certificates issued pursuant to this Agreement which represent the Shares.

  4. Authority of Voting Trustee to Vote the Shares, Enter Into
Agreements.

  (a) The Voting Trustee shall hold the Shares transferred to him pursuant to Sections 2, 5 and 12 of this Agreement under the terms and conditions set forth in this Agreement. As long as any of the Shares are subject to this Agreement and until the actual delivery by the Voting Trustee (or Custodian, if any), to the stockholders beneficially owning such Shares, of stock certificates in exchange for Voting Trust Certificates, pursuant to Section 11(b) of this Agreement, the Voting Trustee shall have full power and authority, and is hereby fully and exclusively empowered and authorized, to vote in person or by proxy the Shares deposited pursuant to this Agreement and transferred to him (including any changed or additional Shares, as provided in Section 5) at all meetings of the stockholders of the Company or to give written consents in lieu of voting such Shares in respect of any and all matters on which Shares are entitled to vote, including without limitation, the election of directors.

  (b) The Voting Trustee's power to vote such Shares and give consents in respect thereof pursuant to this Agreement shall be irrevocable. The Voting Trustee shall have the right to waive notice of any meeting of stockholders of the Company in respect of such Shares. The Voting Trustee may exercise any power or perform any act pursuant to this Agreement by an agent or attorney duly authorized and appointed by him.

  (c) The Voting Trustee shall have full power and authority to execute, deliver and perform the Stockholders Agreement and the Terms and Conditions and enter into any amendments with respect thereto without notice to the Stockholders.

  (d) Nothing contained in this Agreement shall disqualify the Voting Trustee or successor trustees from serving as such if the Voting Trustee does any of the following, nor shall anyone serving in such capacity be incapacitated from doing any of the following:
(i) dealing or contracting with the Company or any of its affiliates, either as a vendor, purchaser, or otherwise, nor shall any transaction or contract be affected or invalidated by reason of the fact that the Voting Trustee or any firm or corporation affiliated with the Voting Trustee is in any way interested in such transaction or contract; nor shall the Voting Trustee be liable to account to the Company or to any stockholder thereof for any profits realized by, from or through any transaction or contract by reason of the fact that the Voting Trustee or any firm or corporation affiliated with the Voting Trustee is interested in such transaction or contract; or (ii) serving the Company or any of its affiliates as an officer or director, or in any other capacity, and receiving compensation therefor.

  (e) Anything elsewhere in this Agreement to the contrary notwithstanding, the holders of Voting Trust Certificates, and not the Voting Trustee, shall have the exclusive right to approve, waive or consent to the matters referred to in Sections 6.11(d), 6.11(e) and 8.2(a) of the Stockholders Agreement and the matters referred to in Section 7.2(a) of the Terms and Conditions.

  5. Receipt of Additional Stock Certificates.

  (a) If the Voting Trustee shall receive any shares of the Company, any successor or successors of the Company or any entity which controls, directly or indirectly, the Company or a successor to the Company, issued by way of dividend, split-up, recapitalization, reorganization, merger, consolidation, or any other change or adjustment in respect of the Shares held by him pursuant to this Agreement, the Voting Trustee (or Custodian, if any) shall hold the stock certificates representing such additional or changed shares, to the extent that such shares have voting rights (including voting rights contingent upon the occurrence of specified events), subject to the terms of this Agreement and shall issue, or cause to be issued by the Custodian, if any, Voting Trust Certificates representing such changed or additional stock certificates to the respective holders of the then outstanding Voting Trust Certificates entitled thereto. Any stock certificates of the Company or any successor or successors of the Company or of any entity which controls, directly or indirectly, the Company or any successor to the Company, issued to the Voting Trustee with respect to the Shares that are subject to this Agreement which do not have any such voting rights shall be delivered to the respective registered holders of the then outstanding Voting Trust Certificates in proportion to the number of Shares respectively represented by the Voting Trust Certificates.

  (b) The term "Shares", as used in this Agreement, shall, without limiting the generality of anything elsewhere herein contained, include, in addition to the Shares originally deposited with the Voting Trustee, all additional shares of the Company or any successor or successors of the Company or of any entity which controls, directly or indirectly, the Company or any successor to the Company, deposited with the Voting Trustee, pursuant to Section
5(a) or retained by the Voting Trustee pursuant to Section 7.   The
term "Company", as used in this Agreement, shall, without limiting the generality of anything elsewhere herein contained, include, in addition to Montgomery Ward Holding Corp., any successor or successors to Montgomery Ward Holding Corp. or any entity which controls, directly or indirectly, Montgomery Ward Holding Corp. or any successor to Montgomery Ward Holding Corp.

  6. Dividends and Distributions. Except as otherwise provided in
Section 5, if the Company shall pay dividends or any distribution on or in respect of the Shares, it shall pay the same to the Voting Trustee, who shall promptly distribute, or cause the distribution to be made by the Custodian (if any) of, the same among the holders of record of then outstanding Voting Trust Certificates in proportion to the number of Shares in respect of which the dividends are paid or distribution is made, which are respectively represented by their Voting Trust Certificates.

  7. Subscription for Securities of the Company. In case any shares or other securities of the Company are offered for subscription to the holders of the Shares, the Voting Trustee (or Custodian, if any), promptly upon receipt of notice of such offer, shall mail a copy thereof to each holder of Voting Trust Certificates. Upon actual receipt (any deemed receipt in accordance with Section 13 notwithstanding) by the Voting Trustee, prior to the last day fixed by the Company for subscription and payment, of a request so to subscribe from such holder accompanied by the requisite sum of money and appropriate form required to subscribe for such shares or securities, the Voting Trustee shall make, or cause to be made, such subscription and payment. If the shares or other securities so subscribed for are voting securities (including securities with voting rights contingent upon the occurrence of specified events) of the Company, the certificates therefor shall be issued and held by the Voting Trustee (or Custodian, if any), as stockholder of record, subject to the terms and conditions of this Agreement and the Voting Trustee shall issue or cause to be issued by the Custodian, if any, to the subscribing holder a Voting Trust Certificate in respect thereof. If the shares or other securities so subscribed for are non-voting securities of the Company, the certificates therefor shall be issued to the subscribing holder and the Voting Trustee shall mail or deliver such certificates or, cause them to be mailed and delivered by the Custodian, if any, to such holder.

  8. No Compensation; Expenses. The Voting Trustee shall serve without compensation, but shall be entitled to reimbursement as set forth in this Agreement for expenses and charges which may be incurred as Voting Trustee, including but not limited to the employment of the Custodian, if any, and such agents, attorneys and counsel as the Voting Trustee may deem necessary and proper for the carrying out of this Agreement, and all taxes or other governmental charges paid or incurred as a result of the transfer or issuance of any Shares or Voting Trust Certificates or in respect of the ownership of the Shares held as trustee or in respect of any dividends, distributions or other rights in respect of such stock. Any such charges or expenses incurred shall be promptly reimbursed to the Voting Trustee by the Company and the Voting Trustee shall have a first lien on any and all distributions in respect of the Shares to secure the Voting Trustee's rights to such reimbursements.

  9. Exculpation; Indemnification of Voting Trustee. The Voting Trustee shall not be liable by reason of any matter arising out of or in relation to this Agreement, except for such loss or damage as the holders of Voting Trust Certificates may suffer by reason of the Voting Trustee's willful misconduct, and, without limiting the generality of the foregoing, the Voting Trustee shall not be liable for any action taken, or omitted to be taken, by him in reliance upon and in conformity with, the advice of counsel, or by reason of any error of judgment or mistake of law or other mistake, or for any act or omission of any agent or attorney, or for any misconstruction of this Agreement, or for any action of any sort taken or omitted thereunder or believed by the Voting Trustee to be in accordance with the provisions and intents hereof or otherwise. The Voting Trustee shall be indemnified and held harmless by the Company from and against any and all of the Voting Trustee's actions pursuant to this Agreement, except for such Voting Trustee's willful misconduct. The Voting Trustee shall not be required to give a bond or other security for the faithful performance of his duties as such and shall be entitled to receive prompt payments in respect of the indemnification provided by this Agreement in advance of the final adjudication of any disputes relating thereto.

  10. Successor Voting Trustee.

  (a) So long as Bernard F. Brennan shall be a "Management
Shareholder" (as defined in the Stockholders' Agreement), of the Company, he shall be the Voting Trustee.

  (b) For the purposes of this paragraph (b), all references to ownership of Shares shall include the legal and beneficial ownership of Shares held in the Voting Trust and a Stockholder shall be so deemed to own as well all Shares owned by his "Permitted Transferees" (as defined in the Stockholders' Agreement and the Terms and Conditions). If any of the following events occurs with respect to Bernard F. Brennan (each of such events being herein sometimes referred to as a "Terminating Event"): he shall (i) cease to be a Management Shareholder, (ii) die, (iii) resign as Voting Trustee, or (iv) be adjudicated incompetent, then, upon the occurrence of such Terminating Event, the Management Shareholder, who, from time to time, after the occurrence of the Terminating Event, is both the owner of the largest number of Shares and an employee of the "Ward Group" (as such term is defined in the Stockholders' Agreement), shall be the successor Voting Trustee; provided, however, that after the first anniversary of the date of such Terminating Event, the successor Voting Trustee shall consist of a committee comprised of said Management Shareholder and the two most senior officers, from time to time (other than said Management Shareholder) of the Ward Group who are also Management Shareholders. Said committee shall act by the vote of a majority of its members. So long as Bernard F. Brennan is serving as the Voting Trustee, he may, at any time or from time to time, rescind, alter or amend, in whole or in part, any or all of the provisions of this paragraph by written notice to the Stockholders. Such rescissions, alterations or amendments shall remain in force until the termination of this Agreement or for such shorter period or periods as Bernard F. Brennan shall state in such notice or any subsequent notice or notices served while he is serving as Voting Trustee.

  (c) The rights, powers, privileges and obligations of the Voting Trustee acting as such pursuant to this Agreement shall be possessed by any successor Voting Trustee with the same effect as though such successor had originally been a party to this Agreement. The words "Voting Trustee" as used in this Agreement mean the Voting Trustee or any successor Voting Trustee acting under this Agreement.

  11. Termination.

  (a) The Voting Trust created by this Agreement shall be effective and remain in force until the occurrence of the earliest of the following events:

     (i) the election of the Voting Trustee to terminate this Agreement by written notice to the holders of Voting Trust
Certificates at any time after the date of this Agreement; or

     (ii) if there shall be no Voting Trustee in office, the failure of a successor Voting Trustee to be designated as provided in this Agreement or to serve for a period of 120 consecutive days.


  (b) Upon the termination of the Voting Trust with respect to any or all of the Shares (it being understood that a termination with respect to some Shares shall not terminate the Voting Trust with respect to other Shares), the Voting Trustee shall in exchange for, and upon the surrender of, the Voting Trust Certificates representing such Shares, deliver or cause to be delivered by the Custodian, if any, stock certificates to the holder of such Voting Trust Certificates.

  (c) If, in the event of the bankruptcy, receivership, dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Voting Trustee shall receive any monies, securities and property to which the respective registered holders of the then outstanding Voting Trust Certificates shall be entitled, the Voting Trustee shall distribute or cause the distribution to be made by the Custodian, if any, of such monies, securities and property to the respective registered holders of the then outstanding Voting Trust Certificates in proportion to the number of Shares respectively represented by their Voting Trust Certificates, except any voting securities, which shall be retained by the Voting Trustee and shall become "Shares" hereunder.

  (d) The death, disability or incompetency of a holder of a Voting Trust Certificate during the term of this Agreement shall in no way affect the validity or enforceability of this Agreement or the Voting Trust Certificates issued pursuant to this Agreement, which shall remain in full force and effect.

  (e) If the Company shall acquire any Voting Trust Certificates, the Company may thereupon, at its option, deliver such Voting Trust Certificates to the Voting Trustee (or Custodian, if any) and shall receive in exchange the Common Stock or other securities represented by such Voting Trust Certificates. Upon such exchange the Voting Trust Certificates so delivered shall be cancelled. Any Voting Trust Certificates held by the Company shall not be deemed to be outstanding.

  12. Additional Parties. If any person who is not a Stockholder shall acquire Common Stock of record and desires, or is required as a condition to such acquisition, to enter into and become a party to this Agreement, the parties to this Agreement hereby agree that such person, upon execution of a counterpart to this Agreement, shall become a party to this Agreement and be deemed to be a Stockholder for all purposes of this Agreement as if such person had originally executed this Agreement, and the Voting Trust herein created shall continue to remain in effect.

  13. Notices. All notices, statements, instructions or other documents required to be given in accordance with this Agreement, shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail postage prepaid and either registered or certified, return receipt requested, addressed to, or sent by telegram, telex, confirmed telecopy or similar form of confirmed telecommunication (with a copy to follow by mail):

      If to the Voting Trustee:

      Bernard F. Brennan
      c/o Montgomery Ward Holding Corp.
      Montgomery Ward Plaza
      Chicago, Illinois 60671-0042;

if a Custodian has been appointed and is serving, and the holders of Voting Trust Certificates have been so notified, then a copy is to be sent to the Custodian at the address provided in such notice; and if to the holders of the Voting Trust Certificates, at their respective addresses as shown on the records of the Voting Trustee (or Custodian, if any) or to such other addresses as a holder or the Voting Trustee shall designate pursuant to notice in the manner set forth in this Agreement. Notices sent by mail shall be deemed served on the second day after being deposited in the mail.
Notices sent by other means in accordance with this Section 13 shall be deemed served upon receipt. Notices to be sent to a successor Voting Trustee shall be sent to the person and at the address designated by notice served in the manner herein provided.

  14. Entire Agreement. This Agreement constitutes the entire understanding among the parties to this Agreement with respect to the subject matter of this Agreement and no modification, amendment or waiver of any provision of this Agreement shall be valid unless in writing signed by the Voting Trustee and holders of Voting Trust Certificates representing the beneficial interest in a majority of the shares of Class A Common Stock constituting Shares under this Agreement.

  15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators and permitted successors and assigns.

  16. Governing Law. Regardless of the place of execution, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to Delaware's conflicts of laws principles). Each Stockholder agrees to submit to personal jurisdiction and to waive any objection as to venue of federal courts in the Northern District of Illinois or state courts in the County of Cook, State of Illinois. Service of process on a Stockholder or Stockholders in any action arising out of or relating to this Agreement shall be effective if served upon such Stockholder or Stockholders by mail in accordance with Section 13.

  17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

  18. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In addition, each Stockholder and the Voting Trustee hereby agree that in the event any court shall finally hold that any provision hereof is unenforceable or invalid, such provisions hereof shall not be rendered void, but shall apply to such extent as the court may judicially determine or indicate constitutes a valid and enforceable provision under the circumstances involved.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              THE COMPANY:

                              MONTGOMERY WARD HOLDING CORP.


                              By:
                                  Spencer H. Heine, Executive Vice
                                  President,
                                  Secretary and General Counsel

                              VOTING TRUSTEE:




                              Bernard F. Brennan

                              STOCKHOLDER:


                              Elaine Reynolds

Exhibit A

Voting Trust Certificate

for Shares of Common Stock,

par value $0.01 per share,

of

MONTGOMERY WARD HOLDING CORP.,

a Delaware corporation


No. of Shares
                                 Certificate No.

Class

Series

  THIS IS TO CERTIFY THAT upon the termination of a certain Voting Trust Agreement, dated October 21, 1994, by and among Montgomery Ward Holding Corp.; Bernard F. Brennan, as Voting Trustee; and certain common stockholders of Montgomery Ward Holding Corp., pursuant to which agreement this certificate has been issued, will be entitled to receive certificates, expressed to be fully-paid and non-assessable, for the number of shares, and of the class, and of the series, hereinabove specified (the "Shares") and for the duration of such Voting Trust Agreement, to receive distributions equal to the cash or property or nonvoting stock distributions, if any, collected by the Voting Trustee (or Custodian, if any) upon a like number of the Shares standing in the name of the Voting Trustee. Prior to the actual delivery of such certificates, the Voting Trustee (or Custodian, if any), with respect to any and all of the Shares shall possess and be entitled to exercise, in the manner and to the extent provided in the aforesaid Voting Trust Agreement, all of the rights of every kind of the holder of this certificate, including the right to vote and take part in, or to consent to any corporate or stockholders' action, it being expressly stipulated that no right to vote, or take part in, or to consent to any corporate or stockholders' action, shall pass by, or under, this certificate.

  This certificate is not valid unless signed by the Voting
Trustee or the appointed Custodian. The holder hereof, by accepting this certificate, manifests his consent that the undersigned Voting Trustee may treat the registered holder hereof as the true owner for all purposes, except the delivery of certificates for Shares, which delivery shall not be made without the surrender hereof.

  IN WITNESS WHEREOF, the undersigned, the Voting Trustee, has
caused this certificate to be signed as of the     day of
             , 19  .


                              VOTING TRUSTEE:



                              Bernard F. Brennan

                              CUSTODIAN:



                              By:
                              Title:

  The sale, assignment, transfer, pledge, hypothecation or other encumbrance of this Voting Trust Certificate or the common stock (or any interest therein) represented hereby is subject to the restrictions, terms and conditions set forth in the Voting Trust Agreement described in this Certificate and pursuant to which this Certificate is issued, to a certain Stockholders' Agreement among the Company, its shareholders and holders of Voting Trust Certificates, dated June 17, 1988, as amended from time to time and/or to the Montgomery Ward & Co., Incorporated Stock Ownership Plan Terms and Conditions, as amended from time to time. A copy of said Stockholders' Agreement and a copy of said Terms and Conditions are on file in the office of the Secretary of the corporation. No sale, assignment, transfer, pledge, hypothecation or other encumbrance of this Certificate, or the shares of common stock represented by this Certificate, may be effected, except pursuant to the terms of said Stockholders' Agreement or said Terms and Conditions, as applicable. In addition, this Certificate and/or the shares of common stock represented by this Certificate, as the case may be, may not be sold or transferred in the absence of an effective Registration Statement (for the interest in the Voting Trust represented by this Certificate or said shares of common stock represented hereby, as the case may be) under the Securities Act of 1933 or pursuant to an applicable exemption from registration. In connection with any proposed sale or transfer of this Certificate, or the shares of common stock represented hereby, as the case may be, pursuant to an exemption from registration, the holder of this Certificate, or shares of common stock represented by this Certificate, as the case may be, may be required to deliver to the corporation an opinion of counsel satisfactory to the corporation, or the corporation may require that it shall have received an opinion of its counsel, that registration under said

Act is not required. In addition, the right to vote the shares of common stock represented by this Certificate is restricted in the manner provided in said Stockholders' Agreement and in said Terms and Conditions.


ASSIGNMENT

     FOR VALUE RECEIVED, does hereby sell, assign and transfer unto all of the undersigned's right, title and interest in and to this Voting Trust Certificate, and does hereby irrevocably constitute and appoint to be the undersigned's attorney to transfer this Voting Trust Certificate on the books of the within named Voting Trustee, with full power of substitution in the premises.


Dated:

          Transferor's signature

IN PRESENCE OF
               Witness' signature

Print name of witness: